CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Mission West Properties, Inc. Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (File No. 333-52835-99) and Form S-3 (File No. 333-41203) of our reports dated January 29, 1999, on our audits of the combined financial statements and financial statement schedule of the Berg Properties as of June 30, 1998 and December 31, 1997, and for the six month period ended June 30, 1998 and each of the two years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

San Francisco, California
March 30, 1999